Exhibit 99.1

Investar Holding Corporation Announces Completion of Bank of York Acquisition
Baton Rouge, La., November 1, 2019 (GLOBE NEWSWIRE) – Investar Holding Corporation (Nasdaq:ISTR) (“Investar”), the holding company of Investar Bank, National Association (“Investar Bank”), today announced the completion of its acquisition of Bank of York in York, Alabama. A definitive agreement relating to the acquisition was previously announced in July 2019.
The acquisition became effective as of November 1, 2019. Pursuant to the terms of the definitive agreement, Bank of York was merged with and into Investar Bank with Investar Bank as the surviving bank. Under the terms of the definitive agreement, all of the issued and outstanding shares of Bank of York common stock were converted into aggregate merger consideration of $15,000,000. Bank of York was also permitted under the terms of the agreement to make a special pre-closing cash distribution to its shareholders in an aggregate amount of approximately $1.0 million.
“Investar is excited to expand our footprint into the Alabama market through the acquisition of Bank of York. As a community bank, we are focused on customer service, and we look forward to providing enhanced products and services to the customers and communities that we serve. We are enthusiastic about this partnership and look forward to welcoming Bank of York’s customers, shareholders and employees to the Investar family,” said John D’Angelo, President and Chief Executive Officer of Investar.
On November 1, 2019, Bank of York had approximately $101 million in assets, $46 million in loans, $85 million in total deposits, and $11 million in stockholders’ equity. Following the acquisition, on a pro forma basis, the combined organization is expected to have approximately $2.1 billion in total assets.

About Investar
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. Investar Bank had total assets of approximately $2.0 billion as of September 30, 2019 and currently operates 27 branches, including two branches acquired on November 1, 2019, serving the south Louisiana, southeast Texas, and southwest Alabama markets.

Forward-Looking Statements
This press release may include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon current expectations and assumptions about our business that are subject to a variety of risks and uncertainties that could cause the actual results to differ materially from those described in this press release. You should not rely on forward-looking statements as a prediction of future events.
Additional information regarding factors that could cause actual results to differ materially from those discussed in any forward-looking statements are described in reports and registration statements we file with the SEC, including our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, copies of which are available on the Investar internet website http://www.InvestarBank.com.
We disclaim any obligation to update any forward-looking statements or any changes in events, conditions or circumstances upon which any forward-looking statement may be based except as required by law.

Contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com